Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230719

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED APRIL 4, 2019

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 4, 2019)

$

AutoZone, Inc.

$                 % Senior Notes due

$                 % Senior Notes due

We are offering $        million aggregate principal amount of     % Senior Notes due                 , or the “                 notes”, and $        million aggregate principal amount of     % Senior Notes due                 , or the “                 notes” and referred to collectively as the “notes”. We will pay interest on the notes semi-annually in arrears on                  and                  each year, beginning on                 , 2019. We will pay interest on the                  notes semi-annually in arrears on                  and                 each year, beginning on                 , 2019. The                  notes will mature on                 ,                  and the                  notes will mature on                 ,                 . We may redeem the notes at our option, at any time in whole or from time to time in part, at the applicable redemption price described in this prospectus supplement under “Description of Notes—Optional Redemption.” If a Change of Control Triggering Event, as defined herein, occurs, unless we have exercised our option to redeem the notes, holders of the notes may require us to repurchase the notes at the price described in this prospectus supplement under “Description of Notes—Change of Control.”

The notes will be senior unsecured obligations and will rank equally with our other senior unsecured liabilities from time to time outstanding and senior to any future subordinated indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system.

See “Risk Factors” beginning on page S-5 in this prospectus supplement and on page 13 of our Annual Report on Form 10-K for the year ended August 25, 2018 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per note		Total	Per note		Total
Public offering price(1)		%	$		%	$
Underwriting discount(2)		%	$		%	$
Proceeds (before expenses) to AutoZone, Inc.		%	$		%	$

(1)	Plus accrued interest, if any, from , 2019, if settlement occurs after that date.
(2)	We refer you to “Underwriting” beginning on page S-33 of this prospectus supplement for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about                 , 2019.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	SunTrust Robinson Humphrey

Prospectus Supplement dated                 , 2019

Prospectus Supplement

Prospectus

About This Prospectus	ii
Where You Can Find More Information	ii
Incorporation of Certain Documents by Reference	ii
AutoZone, Inc.	1
Risk Factors	1
Forward-Looking Statements	1
Use of Proceeds	2
Description of Debt Securities	3
Plan of Distribution	7
Legal Matters	9
Experts	9

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus filed by us with the Securities and Exchange Commission, or the “SEC,” and the documents incorporated by reference herein and therein filed by us with the SEC. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

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About This Prospectus Supplement

You should read this prospectus supplement along with the accompanying prospectus, which is part of our Registration Statement on Form S-3. This prospectus supplement and the accompanying prospectus form one single document and both contain information you should consider when making your investment decision.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.

It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus.

When we refer to “we,” “our” and “us” in this prospectus supplement, we mean AutoZone, Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to “you” or “yours,” we mean the purchasers of the notes.

Forward-Looking Statements

Certain statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements (as the term is defined in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act) and constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could,” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; access to available and feasible financing; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; war and the prospect of war, including terrorist activity; inflation; the ability to hire and retain qualified employees; construction delays; the compromising of confidentiality, availability or integrity of information, including cyber-attacks; and raw material costs of suppliers. Certain of these risks are described in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the fiscal year ended August 25, 2018, which is expressly incorporated by reference into this prospectus supplement and the accompanying prospectus, and those risks described in this prospectus supplement under “Risk Factors,” and elsewhere in documents filed with the SEC and incorporated by reference into this prospectus supplement. These Risk Factors should be read carefully. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events including, but not limited to, those described above and in the “Risk Factors” section could materially and adversely affect our business. Forward-looking statements speak only as of the date made.

S-ii

Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from anticipated results.

S-iii

Summary

This summary description of our business and the offering may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors,” included herein and in our Annual Report on Form 10-K for the fiscal year ended August 25, 2018 incorporated by reference herein and the financial statements and related notes and the information included or incorporated by reference herein, before making an investment decision.

The Company

We are the nation’s leading retailer, and a leading distributor, of automotive replacement parts and accessories in the United States. We began operations in 1979 and at February 9, 2019, operated 5,651 stores in the United States, including Puerto Rico; 568 stores in Mexico and 22 stores in Brazil. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories and non-automotive products. At February 9, 2019, in 4,788 of our domestic stores, we also had a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in stores in Mexico and Brazil. We also sell the ALLDATA brand automotive diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. We do not derive revenue from automotive repair or installation services.

Additional Information

AutoZone, Inc. is a Nevada corporation. Our executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500. We maintain a website at www.autozone.com. Information contained on our website does not constitute a part of this document and is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Offering

The following is a brief summary of some of the terms of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the notes, you should carefully read the section titled “Description of Notes” in this prospectus supplement and the section titled “Description of Debt Securities” in the accompanying prospectus.

Issuer	AutoZone, Inc., a Nevada corporation.

Securities Offered	$ million aggregate principal amount of % Senior Notes due , which we refer to as the notes.

$ million aggregate principal amount of % Senior Notes due , which we refer to as the notes.

Maturity Date	, for the notes.

, for the notes.

Interest Rate	% for the notes.

% for the notes.

Interest Payment Dates	and of each year, beginning on , 2019 for the notes.

and of each year, beginning on , 2019 for the notes.

Optional Redemption	The notes will be redeemable at our option, at any time in whole or from time to time in part, on not less than 30 nor more than 60 days’ notice, at the applicable redemption price described in this prospectus supplement under “Description of Notes—Optional Redemption.”

Ranking	The notes:

•	will be senior unsecured obligations;

•	will be senior to any future subordinated debt and other liabilities;

•	will rank equally with our other senior unsecured debt and other liabilities from time to time outstanding;

•	will be effectively junior to any secured debt to the extent of the value of the assets securing such debt and other liabilities; and

•	will be effectively junior to all existing and future debt and other liabilities of our subsidiaries.

Change of Control	If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes (as described in this prospectus supplement under “Description of Notes—Optional Redemption”), holders of the notes may require us to repurchase the notes at a specified price. See “Description of Notes—Change of Control.”

Covenants	The indenture under which the notes will be issued contains covenants restricting, among other things, our ability, subject to certain exceptions, to incur debt secured by liens, to enter into sale and leaseback transactions or to merge or consolidate with another entity or sell substantially all of our assets to another person. See “Description of Notes—Covenants.”

Lack of a Public Market for the Notes	We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system. The notes are new issues of securities with no established trading market. There can be no assurance regarding:

•	any future development or liquidity of a trading market for either series of notes;

•	the prices at which you may be able to sell your notes; or

•	your ability to sell your notes at all.

Form and Denominations	We will issue each series of notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-5 of this prospectus supplement and under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 25, 2018 incorporated by reference herein, as well as all other information in the prospectus supplement and accompanying prospectus, including information incorporated by reference herein and therein. See “Incorporation of Certain Documents by Reference” on page S-39.

Use of Proceeds

We intend to use the net proceeds from this offering for general corporate purposes, which may include repaying, redeeming or repurchasing outstanding debt, including commercial paper, and for working capital, capital expenditures, new store openings, repurchase of common stock under our stock repurchase program and acquisitions. We may invest funds not required immediately for such purposes in short-term, interest-bearing and other investment-grade securities. See “Use of Proceeds” on page S-9 in this prospectus supplement.

Further Issues	We may, without the consent of or notice to the holders of either series of notes, create and issue additional notes ranking pari passu with the notes of such series and otherwise identical to the notes of such series in all respects (or in all respects except for the issue date, issue price, the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). These additional notes, if any, will form a single series with the notes of such series offered hereby and will have the same terms as to ranking, redemption or otherwise as such notes.

Trustee	Regions Bank

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors

An investment in the notes involves a degree of risk. You should carefully consider the risks and uncertainties described below and other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein before you decide whether to invest in the notes. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 25, 2018, incorporated by reference herein, as such may be updated in any future filings we make under the Exchange Act. If any of the risks discussed or incorporated by reference herein or therein were to occur, our business, financial condition, results of operations and liquidity could be materially and negatively adversely affected. This may adversely affect our ability to pay interest on the notes or repay the principal when due, and you may lose part or all of your investment in the notes.

Risks Related To The Notes

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities and any preferred equity of our subsidiaries, which means that creditors and preferred equity holders of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.

The notes are exclusively obligations of AutoZone, Inc. Because substantially all of our operations are currently conducted through our subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available for such payments, whether by dividends, loans or otherwise. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

The notes will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the liquidation or reorganization of a subsidiary (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to any of the indebtedness held by us.

Your right to receive payments on the notes is effectively subordinated to the rights of secured creditors.

Holders of our secured indebtedness and the secured indebtedness of any future guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. The notes will be effectively subordinated to all of our secured indebtedness to the extent of the assets securing such debt. In the event of any distribution or payment of our assets or any pledged capital stock in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets and any pledged capital stock that constitute their collateral. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under any credit facility to which we may be a party that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our existing credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under any credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under any credit facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under any credit facility that would result in a default and seek a waiver, we may not be able to obtain a waiver from the required lenders and they could exercise their rights as described above. If this occurs, we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt. Because the indenture governing the notes, the indentures governing our notes that are currently outstanding and the agreements governing any credit facility will have customary cross-default provisions, if the indebtedness under the notes or under any credit facility or any of our other facilities is accelerated, we may be unable to repay or finance the amounts due. See “Description of Notes.”

If an active trading market does not develop for these notes you may not be able to resell them.

Prior to this offering, there was no public market for these notes and we cannot assure you that an active trading market will develop for the notes. We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in these notes after this offering is completed. However, the underwriters may cease their market-making at any time.

Increased leverage may harm our financial condition and results of operations.

As of February 9, 2019, we had approximately $11.339 billion of total liabilities on a consolidated basis, including $3.7 billion in aggregate principal amount of senior unsecured indebtedness. As of February 9, 2019, we had $1.997 billion of availability under our $2.0 billion revolving credit facilities.

We and our subsidiaries may incur additional indebtedness in the future and, subject to limitations on debt secured by liens on certain of our properties or on shares of stock or evidence of indebtedness of any subsidiaries (see “Description of Notes—Covenants—Limitation on Liens”), the notes do not restrict future incurrence of indebtedness. This increase and any future increase in our level of indebtedness will have several important effects on our future operations, including, without limitation, that:

•	we will have additional cash requirements to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

Our ability to make payments of principal and interest on our indebtedness depends on our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the notes;

•	to sell selected assets;

•	to reduce or delay planned capital expenditures; or

•	to reduce or delay planned operating expenditures.

Such measures might not be sufficient to enable us to service our debt, including the notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We intend to repurchase shares of our common stock, which will reduce cash reserves and shareholders’ equity that is available for repayment of the notes.

From January 1, 1998 to March 18, 2019, the Company has repurchased a total of approximately 146.0 million shares of our common stock at an aggregate cost of $20.44 billion. On March 18, 2019, our Board of directors voted to increase our cumulative share repurchase authorization by $1.0 billion. This raised the total value of shares authorized to be repurchased to $21.9 billion. Considering the cumulative repurchases and the increase in authorization, as of March 18, 2019, we have $1.46 billion remaining under our authorization by the Board of directors to repurchase shares of our common stock. We expect to continue to repurchase shares of our common stock under our share repurchase program. These expenditures may be significant, and would reduce cash and shareholders’ equity that is available to repay the notes.

We may choose to redeem the notes prior to maturity.

We may redeem all or a portion of the notes at any time at the applicable redemption price described in this prospectus supplement. See “Description of Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, holders of the notes to be redeemed may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event as defined herein, unless we have exercised our right to redeem the notes, each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes and any other indebtedness that may be required to be repaid or repurchased as a result of such event. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control.”

Under clause (4) of the definition of “Change of Control” described under “Description of Notes—Change of Control,” a change of control will occur when a majority of our directors are not “continuing directors.” In a decision in connection with a proxy contest, the Court of Chancery of Delaware has suggested that the occurrence of a change of control under an indenture provision similar to ours may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. The Court also suggested that there may be a possibility that an issuer’s obligation to repurchase its outstanding debt securities upon a change of control triggered by a failure to have a majority of “continuing directors” may be unenforceable on public policy grounds. There is no Nevada case law addressing this issue, but the United States District Court in Nevada has, on prior occasion when applying Nevada law, found persuasive authority in Delaware case law in the absence of Nevada statutory or case law on point for an issue of corporate law.

Use of Proceeds

We expect the net proceeds from the sale of the notes in this offering will be approximately $        million, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include repaying, redeeming or repurchasing outstanding debt, including commercial paper, and for working capital, capital expenditures, new store openings, repurchase of common stock under our stock repurchase program and acquisitions. We may invest funds not required immediately for these purposes in short-term, interest-bearing and other investment-grade securities.

Description of Notes

The following description of the terms and provisions of the notes supplements the description in the accompanying prospectus of the general terms and provisions of the debt securities, to which description reference is hereby made. In this section entitled “Description of Notes,” references to “we,” “us,” “our,” and “AutoZone, Inc.” include only AutoZone, Inc. and not any of its subsidiaries.

General

The notes are series of senior debt securities issued under the indenture. The aggregate principal amount of the two separate series of notes offered hereby will initially be limited to $         million. The                notes will initially be limited to $         aggregate principal amount, and the              notes will initially be limited to $         aggregate principal amount, each subject to increase as set forth under “Description of Notes—Further Issues” below. The              notes will mature on                 ,                 , and will bear interest at a rate of     % per year and the              notes will mature on                 ,                 , and will bear interest at a rate of     % per year.

Although for convenience the              notes and the              notes are referred to as the “notes,” each will be issued as a separate series. Accordingly, for purposes of this Description of Notes, references to the “notes” shall be deemed to refer to each series of notes separately, and not to the              notes and the              notes on any combined basis.

The notes will be issued under an indenture dated as of August 8, 2003, between us and Regions Bank (successor in interest to The Bank of New York Mellon Trust Company, N.A., successor in interest to Bank One Trust Company, N.A.), as trustee, as supplemented by separate officers’ certificates, each to be dated                 , 2019 setting forth the terms and conditions of each series of notes. The trustee will also act as registrar, paying agent and authenticating agent and perform administrative duties for us, such as sending out interest payments and notices under the indenture. We refer to the indenture, as supplemented by the officers’ certificates with respect to each series of notes, as the indenture for such series. We urge you to read the indenture for each series of notes (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. You may request copies of the indenture from us at our address set forth under “Incorporation of Certain Documents by Reference.”

Interest on the                notes will accrue from                 , 2019 and will be payable semiannually in arrears on                  and                 of each year, beginning on                 , 2019 to the persons in whose names the notes are registered at the close of business on                  and                 (whether or not a business day) preceding the respective interest payment dates. Interest on the                notes will accrue from                 , 2019 and will be payable semiannually in arrears on                  and                 of each year, beginning on                 , 2019 to the persons in whose names the notes are registered at the close of business on                  and                 (whether or not a business day) preceding the respective interest payment dates. If any interest payment date is not a business day, then payment of interest will be made on the next business day, but without any interest on the amount so payable for the period from and after the applicable interest payment date to the next business day. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The notes will not be subject to any sinking fund.

Each series of notes will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Description of Notes—Book-Entry Delivery and Settlement—Global Notes.” The notes will be issued only in minimum denominations of $2,000, and integral multiples of $1,000 in excess thereof.

Ranking

The notes will be senior unsecured obligations of AutoZone, Inc. and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of AutoZone, Inc. from time to time outstanding. The notes are exclusively obligations of AutoZone, Inc. Because most of our operations are currently conducted through subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available for such payments, whether by dividends, loans or otherwise. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

The notes will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the liquidation or reorganization of a subsidiary (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to any of the indebtedness held by us. See “Risk Factors—Risks Related to the Notes—The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities and any preferred equity of our subsidiaries, which means that creditors and preferred equity holders of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.”

Optional Redemption

The notes will be redeemable at our option at any time in whole or from time to time in part.

On and after                 ,                 , the date that is                  months prior to the scheduled maturity date of the                  notes, or the                  Par Call Date, the                  notes may be redeemed in whole or in part, at our option at any time or from time to time, at a redemption price equal to 100% of the principal amount of the                  notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption. Prior to the                  Par Call Date, the                  notes will be redeemable at our option at any time in whole or from time to time in part at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the                  notes to be redeemed that would have been due if the                  notes matured on the                  Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus                  basis points, as determined in good faith by us.

The redemption price for the                  notes will include, in each case, accrued and unpaid interest on the                  notes being redeemed to the date of redemption.

On and after                 ,                 , the date that is                  months prior to the scheduled maturity date of the                  notes, or the                  Par Call Date, the                  notes may be redeemed in whole or in part, at our option at any time or from time to time, at a redemption price equal to 100% of the principal amount of the                  notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption. Prior to the                  Par Call Date, the                  notes will be redeemable at our option at any time in whole or from time to time in part at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would have been due if the notes matured on

the                  Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus                  basis points, as determined in good faith by us.

The redemption price for the                  notes will include, in each case, accrued and unpaid interest on the                  notes being redeemed to the date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed. Notwithstanding anything to the contrary in Section 4.4 of the indenture, notice of any redemption of                  notes before                 ,                 and/or                  notes before                 ,                 , need not set forth the respective redemption price but only the manner of calculation thereof. We will give the trustee notice of the amount of the redemption price for any such redemption promptly after the calculation thereof and the trustee shall have no responsibility for such calculation. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions of the notes called for redemption.

For purposes of determining the optional redemption price for any                  notes redeemed before                 ,                  and for any                 notes redeemed before                 ,                 the following definitions are applicable.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Primary Treasury Dealer (defined herein) selected by Barclays Capital Inc., and a Primary Treasury Dealer selected by SunTrust Robinson Humphrey, Inc., and their respective successors; and (ii) any other primary U.S. government securities dealer in New York City (each, a “Primary Treasury Dealer”) we select. If any of the foregoing ceases to be a Primary Treasury Dealer, we must substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the earlier of (a) the date of redemption and (b) the date of defeasance or satisfaction and discharge of such notes.

Change of Control

If a Change of Control Triggering Event occurs with respect to the notes, unless we have exercised our option to redeem such notes as described above, holders of the notes will have the right to require us to make an offer (a

“Change of Control Offer”) to each holder of the series of notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of the repurchase of the notes at the option of the holders, the following definitions are applicable.

“Capital Stock” of a corporation means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any Person, other than AutoZone, Inc. or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to AutoZone, Inc.’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (A) was a member of such Board of Directors on the date the notes were issued or (B) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means (1) with respect to the                notes, the rating on the                notes is lowered by at least two of the three Rating Agencies and the                notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies and (2) with respect to the                notes, the rating on the                notes is lowered by at least two of the three Rating Agencies and the                notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, in each case, on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Corporation, Inc., and its successors.

“Voting Stock” means, with respect to any specified Person that is a corporation as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Covenants

Limitation on Liens

The indenture provides that we will not, and will not permit any of our subsidiaries to, create, incur, issue, assume or guarantee any debt secured by a Lien (other than Permitted Liens) upon any Property, or upon shares of Capital Stock or evidence of debt issued by any of our subsidiaries and owned by us or by any other of our subsidiaries, owned on the date of issuance of any senior debt securities, without making effective provision to secure all of the notes, equally and ratably with any and all other debt secured thereby, so long as such debt shall be so secured.

Limitation on Sale and Leaseback Transactions

The indenture provides that we will not, and will not permit any subsidiary to, enter into any arrangement with any person providing for the leasing by us or any subsidiary of any Property that has been or is to be sold or transferred by us or such subsidiary to such person more than 180 days following our or our subsidiary’s acquisition of such Property, with the intention of taking back a lease of such Property (a “Sale and Leaseback Transaction”) unless the terms of such sale or transfer have been determined by our board of directors to be fair and arm’s-length and either:

•

within 12 months after the receipt of the proceeds of the sale or transfer, we or any subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt; or

•

we or such subsidiary would be entitled, at the effective date of the sale or transfer, to incur debt secured by a Lien on such Property in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the notes pursuant to the covenant described under “Description of Notes—Covenants—Limitation on Liens.”

The foregoing restriction in the paragraph above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; or (ii) between us and a subsidiary or between subsidiaries, provided that the lessor is us or a wholly owned subsidiary.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•

we are the surviving corporation or the successor person (if other than AutoZone, Inc.) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the notes and under the indenture;

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Notwithstanding the foregoing, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us or any of our direct or indirect wholly owned subsidiaries.

The indenture will provide that any reference to a merger, consolidation, amalgamation, distribution, assignment, sale, transfer, disposition or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, distribution, assignment, sale, transfer, disposition or similar term, as applicable, to, of or with a separate person. Any division of a limited liability company, limited partnership or trust shall constitute a separate person hereunder (and each division of any limited liability company, limited partnership or trust that is a subsidiary, joint venture or any other like term shall also constitute such a person or entity).

No Restriction on Sale or Issuance of Stock of Subsidiaries

The indenture does not contain covenants that prevent us from selling, transferring or otherwise disposing of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock (as defined above in “Description of Notes—Change of Control”) of any of our subsidiaries, nor does it prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of such subsidiary.

Definitions

The following terms used in “Description of Notes—Covenants” are defined as follows.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at our option, be extended).

“Consolidated Net Tangible Assets” means the aggregate amount of our assets (less applicable reserves and other properly deductible items) and our consolidated subsidiaries’ assets after deducting therefrom (a) all current liabilities (excluding any debt for money borrowed having a maturity of less than twelve months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond twelve months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with U.S. generally accepted accounting principles, or GAAP.

“Funded Debt” means debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with GAAP, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof.

“Lien” means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, security interest, lien, encumbrance or other security arrangement of any kind or nature on or with respect to such Property.

“Permitted Liens” mean:

•

Liens (other than Liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended, or “ERISA”), for taxes, assessments or governmental changes or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

•

statutory Liens of landlords and Liens of mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

•

Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us and our subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

•

Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

•

Liens securing indebtedness incurred to finance the purchase price or cost of construction of Property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Liens and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

•	Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

•

Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

•

easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

•	leases or subleases granted to others not interfering in any material respect with our business, including our subsidiaries, taken as a whole;

•	Liens on Property at the time such Property is acquired by us or any of our subsidiaries;

•	Liens on Property of any person at the time such person becomes one of our subsidiaries;

•	Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

•	Liens existing on the date of this prospectus supplement or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto;

•

Liens on any Property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying Property, whether directly or indirectly, by way of share disposition or otherwise;

•	Liens securing debt of one of our subsidiaries owed to us or to another one of our subsidiaries;

•

Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

•	Liens to secure debt of joint ventures in which we or any of our subsidiaries has an interest, to the extent such Liens are on Property of, or equity interests in, such joint ventures; and

•

other Liens on our Property and the Property of our subsidiaries securing debt having an aggregate principal amount (or deemed amount, in the case of Attributable Debt) not to exceed, as of any date of incurrence of such secured debt pursuant to this clause and after giving effect to such incurrence and the application of the proceeds therefrom, the greater of (1) $500 million and (2) 15% of our Consolidated Net Tangible Assets.

“Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling automotive parts and accessories or the warehousing or distributing of such products, owned or leased by us or any one of our Significant Subsidiaries.

“Senior Funded Debt” means all Funded Debt of ours or our subsidiaries (except Funded Debt, the payment of which is subordinated to the payment of the debt securities).

“Significant Subsidiaries” means any of our subsidiaries that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.

Events of Default

The term “event of default” means, with respect to each series of notes, any of the following:

•

default in the payment of any interest upon any note of such series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any of such series note when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any of such series note and continuance of such default for a period of 30 days;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty for which the consequences of nonperformance or breach are addressed elsewhere in this paragraph and other than a covenant that has been included in the indenture solely for the benefit of a series of notes other than such series of notes), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes of such series as provided in the indenture;

•

a default in the payment of principal when due or resulting in acceleration of our other debt or debt of our Significant Subsidiaries where the aggregate principal amount with respect to which such default or acceleration has occurred exceeds $75 million, provided that such event of default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived or such indebtedness is discharged; and

•	certain events of bankruptcy, insolvency or reorganization of our company or any of our Significant Subsidiaries.

No event of default with respect to a particular series of notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of notes. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to notes of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all notes of such series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. At any time after a declaration of acceleration with respect to notes of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the notes of such series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to notes of such series, have been cured or waived as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of such series.

No holder of any note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to notes of such series; and

•

the holders of at least a majority in principal amount of the notes of such series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the notes of such series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that note on or after the due dates expressed in that note and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of notes of any series of any default or event of default (except in payment on any notes of such series) with respect to notes of such series if it in good faith determines that withholding notice is in the interest of the holders of those notes.

Modification and Waiver

We may enter into supplemental indentures for the purpose of modifying or amending the indenture with respect to either series of notes with the written consent of holders of at least a majority in aggregate principal amount of notes of such series. However, the consent of each holder affected is required for any amendment to:

•	reduce the amount of notes whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any note;

•

reduce the principal of or premium on or change the fixed maturity of any note or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to either series of notes;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, or premium or interest on, any note (except a rescission of acceleration of the notes of either series by the holders of at least a majority in aggregate principal amount of the then outstanding notes of such series and a waiver of the payment default that resulted from such acceleration as set forth above);

•	make the principal of, or premium or interest on, any note payable in currency other than that stated in the note;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of notes to receive payment of the principal of, and premium and interest on, those notes and to institute suit for the enforcement of any such payment and waivers of defaults or events of default by holders; or

•	waive a redemption payment with respect to any note.

We and the trustee may amend the indenture or the notes, without notice to or the consent of any holder of a note, to, among other things:

•

cure any ambiguity or to correct or supplement any provisions contained in the indenture or in any supplemental indenture that may be defective or inconsistent with any provision contained in the indenture or in any supplemental indenture;

•	comply with the indenture’s provisions with respect to successor corporations;

•	provide for the issuance of uncertificated notes in addition to or in place of certificated notes;

•	add to the covenants or the events of default for the benefit of holders of both or either series of notes or surrender any right or power conferred on us by the indenture;

•

add to, change or eliminate any of the provisions of the indenture in respect of one or more series of notes, provided, however, that any such addition, change or elimination (A) shall neither (1) apply to any note of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such note with respect to such provision, or (B) shall become effective only when there is no outstanding note of any series created prior to such amendment and entitled to the benefit of such provision;

•	establish additional series of notes as permitted by the indenture; or

•	comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes of any series may on behalf of the holders of all notes of such series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding notes of any series may on behalf of the holders of all the notes of such series waive any past default under the indenture with respect to such series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any note of such series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding note of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding notes of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Notes and Certain Covenants in Certain Circumstances

Legal Defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of notes, we may be discharged from any and all obligations in respect of the notes of any series (except for certain obligations to register the transfer or exchange of notes of such series, to replace stolen, lost or mutilated notes of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of notes denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the notes of such series on the stated maturity of those payments in accordance with the terms of the indenture and those notes.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service (the “IRS”) a ruling, or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that, unless otherwise provided by the terms of the applicable series of notes, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Description of Notes—Covenants—Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes of such series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of notes denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the notes of such series on the stated maturity of those payments in accordance with the terms of the indenture and those notes; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default

In the event we exercise our option to effect covenant defeasance with respect to any series of notes and the notes of such series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of such series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

“Foreign government obligations” means, with respect to notes of any series that are denominated in a currency other than U.S. dollars:

•

direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Satisfaction and Discharge

The indenture will generally cease to be of any further effect with respect to any series of notes, if:

•	we have delivered to the trustee for cancellation all outstanding notes of such series (with certain limited exceptions), or

•

all notes of such series not previously delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year, and we have deposited with the trustee as trust funds the entire amount sufficient to pay all of the outstanding notes,

•	and, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

The indenture will be deemed satisfied and discharged when no notes remain outstanding and when we have paid all other sums payable by us under the indenture.

Any monies and U.S. government obligations deposited with the trustee for payment of principal of, and interest and premium, if any, on, the notes and not applied but remaining unclaimed by the holders of the notes for two years after the date upon which the principal of, and interest and premium, if any, on, the notes, as the case may be, shall have become due and payable, shall be repaid to us by the trustee on written demand. Thereafter, the holder of such notes may look only to us for payment thereof.

Book-Entry Delivery and Settlement

Global Notes

We will issue each series of notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A/N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss those matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes registered in the name of each person that DTC identifies as the beneficial owner of the notes of either series represented by a global note upon surrender by DTC of the applicable global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine (subject to DTC’s procedures) not to have the notes of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of such series of notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Further Issues

We may from time to time, without notice to or the consent of the holders of either series of notes, create and issue additional notes ranking equally and ratably with the notes of such series and otherwise identical to such notes in all respects (or in all respects except for the issue date and public offering price, the payment of interest accruing prior to the issue date of such additional notes of such series or except, in some cases, for the first payment of interest following the issue date of such additional notes). Such additional notes of such series, if any, will form a single series with the notes of such series offered hereby and will have the same terms as to status, redemption or otherwise as such notes.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the Trustee

Regions Bank (successor in interest to The Bank of New York Mellon Trust Company, N.A., successor in interest to Bank One Trust Company, N.A.) is the trustee under the indenture. We also maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business.

Material United States Federal Income Tax Consequences

The following discussion is a summary of material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations issued thereunder (the “Treasury Regulations”), IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	dealers in securities or currencies;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	tax-exempt organizations;

•	passive foreign investment companies;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement;

•	persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the applicable series of notes is sold to the public for cash). Moreover, the effects of other U.S. federal tax laws (such as U.S. federal estate and gift tax laws) and any applicable state, local or foreign tax laws are not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

If an entity or arrangement taxable as a partnership holds the notes, the tax treatment of an owner of the partnership generally will depend on the status of the particular owner in question and the activities of the partnership. Owners of any such entity or arrangement should consult their tax advisors as to the specific tax consequences to them of holding the notes indirectly through ownership of such an entity or arrangement.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of a note. As used herein, “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

Payments of Interest

Stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the notes will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes and will not be treated as issued with original issue discount for U.S. federal income tax purposes.

Additional Payments

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments despite these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be paid. Assuming such position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “Material United States Federal Income Tax Consequences—U.S. Holders—Sale or Other Taxable Disposition of Notes.” Our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a contrary position , which could affect the timing and character of a U.S. Holder’s income and the timing of our deductions with respect to the notes. U.S. Holders are urged to consult their tax advisors regarding the potential application of the contingent payment debt instrument rules to the notes and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note less any principal payments received by the U.S. Holder. Any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

An additional tax at a rate of 3.8% is imposed on the amount of “net investment income,” in the case of an individual, or undistributed “net investment income,” in the case of an estate or trust (other than a charitable trust), which exceeds certain threshold amounts. “Net investment income” as defined for this purpose generally includes interest payments and gain recognized from the sale or other taxable disposition of the notes. Qualified pension trusts, which are not subject to income taxes generally, and foreign individuals are not subject to this tax. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the notes.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest payments on the notes or upon the proceeds received upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, or “TIN”, which, for an individual, ordinarily is his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that the holder has previously failed to report properly payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. A “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity or arrangement taxable as a partnership for U.S. federal income tax purposes. Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the U.S. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them including any reporting requirements.

Payments of Interest

Generally, interest income paid to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business is subject to withholding tax at a rate of 30% (or, if applicable, a lower treaty rate). Nevertheless, interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership;

•	such holder is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to us or the paying agent generally on IRS Form W-8BEN or W-8BEN-E (as applicable, or a substitute or successor form), under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement generally on IRS Form W-8BEN-E (or a substitute or successor form), under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a Non-U.S. Holder generally will be entitled to a reduction in or an exemption from withholding tax on interest if the Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (as applicable, or a substitute or successor form) claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the Non-U.S. Holder’s country of residence, or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides the appropriate certification), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, such interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Sale or Other Taxable Disposition of Notes

Any gain realized by a Non-U.S. Holder on the sale, exchange, retirement, redemption or other taxable disposition of a note (excluding amounts allocable to accrued but unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “Material United States Federal Income Tax Consequences—U.S. Holders—Payments of Interest”) generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such gain is attributable); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other taxable disposition, and certain conditions are met.

A Non-U.S. Holder described in the first bullet point immediately above will be required to pay U.S. federal income tax on the net gain derived from the sale or other taxable disposition generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

In certain circumstances (see “Material United States Federal Income Tax Consequences—U.S. Holders—Additional Payments”), we may be obligated to pay amounts in excess of stated interest and principal on the notes. Such payments would be treated as additional amounts paid for the notes and subject to the rules discussed above regarding the sale or other taxable disposition of the notes.

Information Reporting and Backup Withholding

Payments of interest to a Non-U.S. holder generally must be reported annually to the holder and the IRS regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. holder resides. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we or our paying agent make to the Non-U.S. Holder, provided that we or our paying agent, as applicable, do not have actual knowledge or reason to know that such holder is a “United States person,” within the meaning of the Code, and the holder has given us the statement described above under “Material United States Federal Income Tax Consequences—Non-U.S. Holders—Payments of Interest.” In addition, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note (including a retirement or redemption of a note) within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption.

A Non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, imposes a withholding tax on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed regulations discussed below) gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and other IRS guidance, withholding under FATCA generally applies to payments of interest on a note regardless of when such payments are made. These rules were set to apply to gross proceeds from certain types of property as of January 1, 2019 but the IRS has released proposed regulations providing that these rules will not apply to any gross proceeds. The proposed regulations may presently be relied on and are likely to be finalized; as such these rules are unlikely to apply to any gross proceeds. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

Underwriting

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and SunTrust Robinson Humphrey, Inc., are acting as representatives, has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriter	Principal amount of notes	Principal amount of notes
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$
SunTrust Robinson Humphrey, Inc.

Total	$	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering be subject to approval of legal matters by counsel and to other conditions, including delivery of customary certificates and opinions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to dealers at the public offering price less a concession not to exceed     % of the principal amount of the             notes and     % of the principal amount of the             notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the             notes and     % of the principal amount of the             notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling terms.

The following table summarizes the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and in total):

Paid by us
Per note		%
Per note		%

Total	$

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $             million, which will be payable by us. We have also agreed to reimburse the underwriters for certain of their blue sky and FINRA-related expenses in an amount not to exceed $15,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The notes are new issues of debt securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, the representatives, on behalf of the underwriters, may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the representatives may overallot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

The representatives also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter-market or otherwise. If underwriters commence any of these transactions, they may discontinue them at any time without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. Certain of the underwriters or their affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., and SunTrust Robinson Humphrey, Inc., are lenders and/or agents under our existing revolving credit facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

It is expected that the delivery of the notes will be made against payment therefor on                 ,                 , which will be the                business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+                ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next                  succeeding business days will be required, by virtue of the fact that the notes initially will settle T+         (on                 ,                 ) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date hereof or the next                  succeeding business days should consult their advisor.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”) . Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (3) persons falling within Article 49(2)(a) to (d) (“High net worth companies, unincorporated associates, etc.”) of the Order, or (4) other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents. Recipients of this prospectus supplement or the accompanying prospectus are not permitted to transfer it to any other person. The notes are not being offered to the public in the United Kingdom.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Finance Service and Market Act 2000, or “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospectus Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facilities in Switzerland, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing materials relating to the offering, nor us nor the notes have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision of any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, or “FINMA”, and investors in the notes will not benefit from protection or supervision by such authority.

Legal Matters

The validity of the notes will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain matters of Nevada law with respect to the notes will be passed upon by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. Certain legal matters in connection with the offering of the notes will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended August 25, 2018, and the effectiveness of our internal control over financial reporting as of August 25, 2018, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

With respect to our unaudited condensed consolidated interim financial information for the twelve week periods ended November 17, 2018 and November 18, 2017 and the twelve and twenty-four week periods ended February 9, 2019 and February 10, 2018, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated December 17, 2018 and March 15, 2019, included in our Quarterly Reports on Form 10-Q for the quarters ended November 17, 2018 and February 9, 2019, respectively, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

Where You Can Find More Information

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We also make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act, as well as our definitive proxy statements and Section 16 reports on Forms 3, 4 and 5.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the ticker symbol “AZO.” Our web site address is https://www.autozone.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus supplement or the accompanying prospectus, or incorporated into any other filings that we make with the SEC.

This prospectus supplement is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us at the website addresses specified above. Documents establishing the terms of the offered debt securities are filed as exhibits to the registration statement. Statements in this prospectus supplement about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation of Certain Documents by Reference

The rules of the SEC allow us to “incorporate by reference” the reports and documents we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents set forth below that we have previously filed with the SEC and any future filings made under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of debt securities offered by this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended August 25, 2018 (filed with the SEC on October 24, 2018);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended August 25, 2018 from our definitive proxy statement on Schedule 14A, filed with the SEC on October 26, 2018, for the Annual Meeting of Stockholders held on December 19, 2018;

•	our Quarterly Reports on Form 10-Q for the quarters ended November 17, 2018 (filed with the SEC on December 18, 2018) and February 9, 2019 (filed with the SEC on March 15, 2019); and

•	our Current Reports on Form 8-K, filed with the SEC on September 26, 2018, September 27, 2018, October 19, 2018, November 19, 2018, December 20, 2018 and March 20, 2019.

Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus supplement, the accompanying prospectus or the registration statement of which this document is a part.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:

Secretary

AutoZone, Inc.

123 South Front Street

Memphis, Tennessee 38103

(901) 495-6500

Prospectus

AutoZone, Inc.

Debt Securities

We may offer and sell our debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the debt securities that we may offer. We may offer and sell debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continued or delayed basis.

Our principal executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500.

We will provide specific terms of debt securities we offer, and the manner in which they are being offered, in supplements to this prospectus. Our debt securities cannot be sold unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

Investing in our debt securities involves certain risks. Before buying our debt securities, you should refer to the risks and uncertainties referenced under the heading “Risk Factors” on page 1 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2019.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “we,” “our” and “us” in this prospectus, we mean AutoZone, Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to “you” or “yours,” we mean the purchasers of the applicable debt securities.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a supplement to this prospectus that contains specific information about the terms of the debt securities being sold. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any debt securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We also make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as well as our definitive proxy statements and Section 16 reports on Forms 3, 4 and 5.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the ticker symbol “AZO.” Our web site address is https://www.autozone.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus or any accompanying prospectus supplement or incorporated into any other filings that we make with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us at the website addresses specified above. Documents establishing the terms of the offered debt securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” the reports and documents we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with SEC. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents set forth below that we have previously filed with the SEC and any future filings made under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering of debt securities offered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended August 25, 2018 (filed with the SEC on October 24, 2018);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended August 25, 2018 from our definitive proxy statement on Schedule 14A, filed with the SEC on October 26, 2018, for the Annual Meeting of Stockholders held on December 19, 2018;

•	our Quarterly Reports on Form 10-Q for the quarters ended November 17, 2018 (filed with the SEC on December 18, 2018) and February 9, 2019 (filed with the SEC on March 15, 2019); and

•	our Current Reports on Form 8-K, filed with the SEC on September 26, 2018, September 27, 2018, October 19, 2018, November 19, 2018, December 20, 2018 and March 20, 2019.

ii

Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus, the registration statement of which this prospectus is a part, or any prospectus supplement.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:

Secretary

AutoZone, Inc.

123 South Front Street

Memphis, Tennessee 38103

(901) 495-6500

iii

AUTOZONE, INC.

We are the nation’s leading retailer, and a leading distributor, of automotive replacement parts and accessories in the United States. We began operations in 1979 and operate AutoZone stores in the United States, including Puerto Rico, Mexico and Brazil. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories and non-automotive products. In certain of our domestic AutoZone stores, we also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in select stores in Mexico and Brazil. We also sell the ALLDATA brand automotive diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. We do not derive revenue from automotive repair or installation services.

Our executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500. AutoZone, Inc. is a Nevada corporation.

RISK FACTORS

An investment in our debt securities involves a certain degree of risk. You should carefully consider the factors contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the fiscal year ended August 25, 2018, under the heading “Risk Factors” and updated, if applicable, in our Quarterly Reports on Form 10-Q before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus are forward-looking statements (as the term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act) and constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could,” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; access to available and feasible financing; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; war and the prospect of war, including terrorist activity; inflation; the ability to hire and retain qualified employees; construction delays; the compromising of confidentiality, availability or integrity of information, including cyber-attacks; and raw material costs of suppliers. Certain of these risks are described in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the fiscal year ended August 25, 2018, which is expressly incorporated by reference into this prospectus, and those risks described in any supplement to this prospectus under “Risk Factors,” and elsewhere in documents filed with the SEC and incorporated by reference into this prospectus and any prospectus supplement. These Risk Factors should be read carefully. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” section could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from anticipated results.

USE OF PROCEEDS

Except as set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the debt securities offered hereby for general corporate purposes, including repaying, redeeming or repurchasing outstanding debt and for working capital, capital expenditures, new store openings, stock repurchases and acquisitions. We may invest funds not required immediately for such purposes in short-term, interest-bearing and other investment-grade securities.

DESCRIPTION OF DEBT SECURITIES

The following text describes the general terms and provisions of debt securities that we may offer from time to time. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. In this section entitled “Description of Debt Securities,” references to “we,” “us,” “our,” and “AutoZone” include only AutoZone, Inc. and not any of its subsidiaries.

We may offer either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a supplement to this prospectus, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. See “— Subordination” below.

The debt securities will be issued under an indenture dated as of August 8, 2003, as supplemented, between us and Regions Bank, successor in interest to The Bank of New York Mellon Trust Company, N.A., successor in interest to Bank One Trust Company, N.A. The indenture, as supplemented, is referred to in this prospectus as the “indenture.” The indenture describes the terms of the debt securities and does not limit the amount of debt securities or other unsecured, senior debt we may issue. We have summarized the general terms and provisions of the debt securities to be governed by the indenture. The summary is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the indenture and the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The indenture, as supplemented, has been incorporated by reference as an exhibit to the registration statement that we have filed with the SEC, of which this prospectus forms a part. We encourage you to read the indenture. Capitalized terms used in this description of our debt securities have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by our board of directors or a committee thereof and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

We can issue debt securities under the indenture in one or more series with the same or various maturities, at par, at a premium or at a discount. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may without the consent of the holders of the debt securities of that series reopen a series and issue additional debt securities of that series. We will set forth in a prospectus supplement the aggregate principal amount of any series of debt securities being offered and the following terms of such debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in certificated or “book-entry only” form;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, and premium and interest on, the debt securities will be made;

•

if payments of principal of, or premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, or premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any collateral securing or guarantees of payments of principal of, or premium or interest on, the debt securities;

•

any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•

any conversion provisions, including the conversion price, the conversion period, provisions as to whether conversion will be mandatory, at the option of the holder or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed;

•	whether the debt securities will be senior debt securities or subordinated debt securities and, if applicable, a description of the subordination terms thereof;

•	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other terms of the debt securities, which may modify, delete, supplement or add to any provision of the indenture as it applies to that series.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (which we refer to, in the case of any debt security represented by a global debt security, as a “book-entry debt security”), or a certificate issued in definitive registered form (which we refer to, in the case of any debt security represented by a certificated security, as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth in the applicable prospectus supplement, book-entry debt securities will not be issuable in certificated form.

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

We will not be required:

•

to issue, register the transfer of, or exchange debt securities for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of debt securities selected for redemption and ending at the close of business on the day of such mailing; or

•

to register the transfer of or exchange of debt securities selected, called or being called for redemption as a whole or the portion being redeemed of any such security selected, called or being called for redemption in part.

Ranking Senior Debt Securities

Our senior debt securities will rank equally with all our other unsecured and unsubordinated indebtedness.

Subordination

The subordination provisions for a series of subordinated debt securities will be set forth in the applicable prospectus supplement and in the subordinated debt securities themselves or a resolution of our board of directors, a supplemental indenture or an officers’ certificate.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the Trustee

As of February 8, 2019, Regions Bank serves as the trustee under the indenture. Notice to the trustee should be directed to its Corporate Trust Services Office, located at 1180 West Peachtree Street, Suite 1200, Atlanta, Georgia 30309, Attention: Corporate Trust Services. Prior to February 8, 2019, The Bank of New York Mellon Trust Company, N.A. served as the trustee under the indenture, as successor in interest to Bank One Trust Company, N.A.

The indenture and provisions of the Trust Indenture Act, which are incorporated by reference therein, contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate the conflict or resign. The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an event of default shall occur (and be continuing), the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent person in the conduct of such person’s affairs. Subject to such provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.

PLAN OF DISTRIBUTION

We may sell the debt securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the debt securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any at the market offering of debt securities by or on our behalf.

Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Through Agents and Dealers

We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the debt securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the debt securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the debt securities.

General Information

The names of any agents, dealers or managing underwriters, and of any underwriters, involved in the sale of the debt securities under this prospectus and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount or commission as well as the net proceeds to us from the sale of debt securities will be set forth in a prospectus supplement. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of debt securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in a prospectus supplement.

Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the debt securities on any securities exchange. The debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase the debt securities for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any debt securities.

LEGAL MATTERS

The validity of the debt securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain other matters of Nevada law with respect to the debt securities offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 25, 2018, and the effectiveness of our internal control over financial reporting as of August 25, 2018, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

With respect to our unaudited condensed consolidated interim financial information for the twelve week periods ended November 17, 2018 and November 18, 2017 and the twelve and twenty-four week periods ended February 9, 2019 and February 10, 2018, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated December 17, 2018 and March 15, 2019, included in our Quarterly Reports on Form 10-Q for the quarters ended November 17, 2018 and February 9, 2019, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

$

AutoZone, Inc.

$                 % Senior Notes due

$                 % Senior Notes due

Preliminary Prospectus Supplement

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	SunTrust Robinson Humphrey

                , 2019